Exhibit 10.3
CREDIT AGREEMENT
among
WACHOVIA BANK, NATIONAL ASSOCIATION (“Lender”)
and
COMSTOCK HOMEBUILDING COMPANIES, INC.
(“Borrower”)
joined in by
CAPITOL HOMES INC. and COMSTOCK WESEL, L.L.C.
(Collectively, “Guarantor”)
FOR $40,000,000 SENIOR SECURED REVOLVING CREDIT FACILITY

5.11	Observe All Laws	21
5.12	Governmental Licenses	21
5.13	Compliance with Laws	21
5.14	Visitation Rights	21
5.15	Payment of Indebtedness	21
5.16	Subordination	21
5.17	Notice of Default	22
5.18	Interstate Land Sales Full Disclosure Act	22

ARTICLE 6 NEGATIVE COVENANTS		22
6.01	Character of Business	22
6.02	Additional Negative Covenants	22

ARTICLE 7 DEFAULT		23

ARTICLE 8 REMEDIES UPON DEFAULT		24

ARTICLE 9 JOINDER INTO DECLARATIONS		25
9.01	Consent to Master Association Declarations, Easements and Plats	25

ARTICLE 10 NOTICES		25

ARTICLE 11 COSTS, EXPENSES AND ATTORNEYS’ FEES		26

ARTICLE 12 MISCELLANEOUS		26
12.01	Cumulative Rights and No Implied Waiver	26
12.02	Applicable Law	26
12.03	Amendment	26
12.04	Documents	26
12.05	Partial Invalidity	26
12.06	Indemnification	27
12.07	Survivability	27
12.08	Course of Dealing	27
12.09	Successors and Assigns	27
12.10	Net Payments	27
12.11	Further Assurances	28
12.12	Resurrection of Borrower’s Indebtedness	28
12.13	Equitable Relief	28
12.14	Multiple Borrowers	28
12.15	Identification of Lender	28
12.16	Broker’s Commission	28
12.17	No Usurious Amounts	28
12.18	Approvals	28
12.19	Documentary and Intangible Taxes	29
12.20	Confidentiality	29
12.21	USA Patriot Act Notice	29
12.22	Counterparts; Effective Date	29

ARTICLE 13 AMBIGUITY OR CONFLICT		29

ARTICLE 14 JURISDICTION, SERVICE OF PROCESS		30

ARTICLE 15 NO ORAL AGREEMENT		30

ARTICLE 16 WAIVER OF JURY TRIAL		30

ii

16.01	Waiver of Jury Trial	30
Index to Schedules

Schedule A	Borrowing Base Certificate

Schedule B	Certificate of Compliance

Schedule C	Request for Advance

Schedule One	Advance Rates

iii

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (the “Agreement”) is dated as of                     , 2006, between Lender and Borrower joined into by Guarantor and to be joined into from time to time by each Future Guarantor.
     Lender has agreed to extend a senior secured revolving credit facility to Borrower and Borrower has agreed to accept the proceeds thereof of up to the principal amount of Forty Million Dollars ($40,000,000) on a revolving basis (the “Facility”), on the terms and conditions set forth in this Agreement.
     For good and valuable consideration, the receipt and sufficiency of which each of the parties acknowledges, and intending to be legally bound, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND REFERENCE TERMS
     In addition to any other terms defined in this Agreement, the following terms shall have the meanings indicated below:
          Accounting Terms. All accounting terms not specifically defined or specified in this Agreement shall have the meanings generally attributed to them under generally accepted accounting principles (“GAAP”), as in effect from time to time, consistently applied.
          Advance. An advance of Facility proceeds to or for the benefit of Borrower subject to the terms and conditions of this Agreement.
          Amenities. With respect to a particular project, the improvements to be constructed on common areas, such as entrance monuments, landscaping and recreational facilities.
          Authorized Signatory. Christopher Clemente.
          Borrower. Comstock Homebuilding Companies, Inc., a Delaware corporation.
          Borrowing Base. All Lender-approved Projects existing from time to time as specified in the Borrowing Base Certificate approved by Lender.
          Borrowing Base Certificate. The certificate attached as Schedule A, which shall be delivered from Borrower to Lender from time to time under this Agreement.
          Borrowing Base Availability. The amount available under the Facility from time to time, as determined under Section 3.04.
          Borrowing Base Maximum Eligibility. The amount that would be available under the Facility from time to time, as determined under Section 3.04, but assuming 100% completion of LUD and Units.
          Borrowing Date. The date on which an Advance is made.
          Budgeted Project Cost. The actual cost incurred to purchase Projects and obtain all required governmental approvals plus the cost to be incurred on the total approved budget, including hard costs of labor, materials, land improvements, Amenities, utility installation and other work to be performed and Project related soft costs (survey costs, permit fees, insurance, impact fees, interest, overhead and professional fees) in connection with the construction and completion of the improvements in substantial compliance with the construction plans and specifications, all as approved by Lender.

          Business Day. A day that is not a Saturday, Sunday or a day on which Lender is closed pursuant to authorization or requirement of law.
          Closing. The date that this Agreement and the other Loan Documents are executed and delivered by the parties.
          Collateral Pool. All Projects comprising the Borrowing Base as specified in the Borrowing Base Certificate as approved by Lender from time to time.
          Commitment. Lender’s commitment to make Advances to Borrower up to the Commitment Amount.
          Commitment Amount. The aggregate principal amount of Advances which Lender shall make available and is permitted to be outstanding at any one time under the Facility up to Forty Million Dollars ($40,000,000).
          Contingent Liability. Without reference to the Indebtedness as to any Person: (a) any guaranty obligation of that Person; and (b) any direct or indirect recourse obligation or liability, contingent or otherwise, of that Person: (i) relating to any letter of credit, bond or similar instrument issued for the account of that Person or for which that Person is otherwise liable for reimbursement, (ii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for those materials, supplies or other property, or for those services, shall be made if delivery of those materials, supplies or other property is not made or tendered, or the services are never performed or tendered or (iii) incurred pursuant to any interest rate swap or similar agreement. The amount of any Contingent Liability shall be deemed equal to the maximum anticipated liability in respect thereof as determined by Lender in its sole discretion. Contingent Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at a given time, represents the amount that can reasonably be expected to become an actual or matured liability.
          Debt Service. During the relevant accounting period: (a) interest paid (whether expensed or capitalized); plus (b) required principal payments on any debt of Borrower excluding any lump sum principal payments at maturity.
          Deed of Trust. Individually and collectively, the Deed of Trust (or Mortgage, as applicable), Security Agreement and Financing Statement encumbering each Project executed by Borrower, Guarantor or a Future Guarantor in favor of Lender which secures the Note and any sums advanced by Lender pursuant to this Agreement or the other Loan Documents. Future Guarantors shall from time to time, at Land Closings, execute Deeds of Trust in favor of Lender securing their applicable Guarantees.
          Default. Any event or condition which, with the giving of notice or the passage of time or both, would become an Event of Default.
          Default Rate. Four percent (4%) per annum above the then current Interest Rate under the Note, not to exceed the highest non-usurious interest rate permitted by law.
          Development Agreement. Any agreement between Borrower, Guarantor and any Future Guarantors, if applicable and any governmental or quasi-governmental entity or any utility company or authority relating to a Project.
          Dollars and/or the symbol $. Lawful money of the United States of America.

          Effective Tangible Net Worth. Total assets minus Senior Liabilities. For purposes of this computation, the aggregate amount of any intangible assets of Borrower including without limitation, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets.
          Entitled Land. Land owned by Borrower, Guarantor or a Future Guarantor that is to be acquired or held for future development that is zoned to allow for the development of single-family residential Lots, and that does not meet the definitions of Land Under Development or Finished Lots.
          Event of Default. The meaning set forth in Article 7.
          Facility. The extension of credit (whether through Advances or letters of credit) made by Lender to Borrower pursuant to the terms and conditions of this Agreement and the other Loan Documents.
          Financing Statements. The UCC-1 financing statements (including fixture filings), amendments and continuations in favor of Lender with respect to any Project. Borrower, Guarantor and any Future Guarantor authorize Lender to file the Financing Statements.
          Finished Lots. Any Lot (A) with respect to which all off-site and on-site infrastructure improvements (other than final paving) have been completed, including: (i) all utilities (water, sewer and electric) being installed to the Lots (or bonded for completion); and (ii) all conditions to subdivision approval imposed by the applicable governmental authorities being satisfied (or bonded for completion) so that a building permit for a Unit can be obtained, and (B) located in a subdivision approved by Lender. Under subsections (A)(i) and (ii) above, the bonding must be acceptable to Lender in its discretion.
          Future Guarantors. The Facility shall require the joint and several unconditional guarantees (the “Guarantees”) of any fee simple owners (other than Borrower) of any real property added to the Collateral Pool (“Future Guarantors”) for the payment and performance of all obligations of Borrower to Lender under the Facility. Each Future Guarantor shall acknowledge upon execution of its Guarantee at a Land Closing that it is solvent, it is receiving equivalent value in return for guaranteeing the obligations of Borrower and the Guarantee does not violate any lending restrictions imposed on the Future Guarantor by a third party.
          Guarantor. Capitol Homes Inc. and Comstock Wesel, L.L.C., jointly and severally, with the guaranty of the Indebtedness and Obligations of Borrower owed to Lender under this Agreement and the other Loan Documents executed by Guarantor as of Closing collectively referred to as the “Guaranty.” The term “Guarantor” shall apply to either Capitol Homes Inc. or Comstock Wesel, L.L.C. or both as applicable in this Agreement.
          Hazardous Materials. All materials defined as hazardous or biohazardous wastes or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products, oil and asbestos.
          Indebtedness. All obligations now or in the future owed to Lender by Borrower under the terms of the Note, this Agreement or the other Loan Documents, together with all interest accruing thereon, all fees, all costs of collection, attorneys’ fees and expenses of or advances by Lender which Lender pays or incurs in discharge of obligations of Borrower, whether the amounts are now due or in the future become due, direct or indirect and whether the amounts due are from time to time reduced or extinguished and thereafter re-incurred.
          Land Closing. Those times during the Term of the Facility when real property (each a Project) becomes encumbered by the lien and operation of the Deed of Trust.

          Land Under Development or LUD. Land acquired by Borrower, Guarantor or a Future Guarantor which is (A) zoned for its intended use, (B) has a preliminary plan approval (or its equivalent) by the appropriate governmental authorities in the jurisdiction in which the land is located, (C) is under development as determined by Lender, meaning that it is expected, in Lender’s sole discretion, to commence development work within ninety (90) days and (D) is expected by Borrower, and by Lender in its sole discretion, to be developed into Finished Lots within 36 months of admittance to the Borrowing Base as LUD.
          Liquidation Proceeds. All amounts received by Lender in the exercise of the rights and remedies under the Loan Documents (including upon foreclosure of the Deed of Trust and/or realization on the Financing Statements), but not including either: (a) any amount bid at a foreclosure sale by a Lender or otherwise credited to Borrower in any deed-in-lieu of foreclosure or similar transaction or (b) any breakage amount due to Borrower under any Swap agreement after the acceleration of the Facility, which breakage amount may be retained by Lender and applied toward Lender’s portion of the Advances then outstanding after the application of all Liquidation Proceeds.
          Loan Documents. This Agreement, the Note, the Deed of Trust, Financing Statements, and all other documents executed and/or delivered by Borrower, Guarantor or a Future Guarantor or any third party in connection with the Facility.
          Lot. Any single-family residential lot, or building site for a residential condominium or townhome building, located in a Project approved by Lender and (A) created pursuant to a duly recorded plat or (B) if allowed under applicable subdivision laws or ordinances, described by metes and bounds description in designated platted tracts.
          Material Adverse Effect. A material adverse effect (as determined in Lender’s sole discretion) upon: (i) the business, assets, operating ability or condition (financial or otherwise) of Borrower taken as a whole, Guarantor or any Future Guarantor; or (ii) the ability of Borrower, Guarantor and any Future Guarantor to repay the Obligations or other Indebtedness or otherwise perform Obligations under the Loan Documents.
          Maturity Date. May ___, 2009, at which time the entire outstanding principal balance of the Note plus all accrued unpaid interest and all other fees and amounts for which Borrower is obligated to pay under this Agreement and the other Loan Documents shall be due and payable by Borrower to Lender. Borrower shall have the right, upon written notice given to Lender no earlier than one hundred twenty (120) days and no later than sixty (60) days prior to the annual anniversary date of this Facility, to request that the Maturity Date be extended for one (1) year, but the extension shall be subject to Lender’s approval (in its sole discretion). If Borrower fails to extend the Maturity Date, as provided above, Lender shall not permit (i) the addition of Entitled Land, LUD or Finished Lots into the Facility, or (ii) the addition of any Units into the Facility from the date that is six (6) months prior to the Maturity Date.
          Model Units. Any Unit which is not a Sold Unit and which is located on a Lot intended to be used as a model or sales office to conduct the business of marketing and selling Units.
          Note. The promissory note of Borrower payable to Lender in the stated principal amount of $40,000,000.
          Obligations. The performance obligations of Borrower, Guarantor and any Future Guarantor created under this Agreement and the other Loan Documents, including any expenses incurred by Lender to cure any non-performance by Borrower, Guarantor or any Future Guarantor, whether primary or secondary, absolute or contingent, direct or indirect, sole, joint or several, secured or unsecured, due or to become due, contractual or tortious, arising by operation of law or otherwise, or now or in the future, existing, and whether incurred by Borrower, Guarantor or any Future Guarantor as principal, surety, endorser, guarantor, accommodation party or otherwise, including principal, interest, fees, late charges and expenses, including reasonable attorneys’ fees. Obligations shall also include, the obligation of Borrower to pay the Indebtedness and the obligations of Borrower in favor of Lender (or its affiliates) now or in the future, existing or arising under Swap agreements (as defined in 11 U.S.C. §101).
          Permitted Liabilities. (a) The indebtedness under the Facility; (b) normal operating liabilities such as trade accounts payable, accrued expenses, taxes payable, lease obligations, customer deposits and estimated cost to complete; (c) reimbursement obligations under surety bonds; (d) monies owed pursuant to the terms of any Swap that is contracted by Borrower with respect to the Facility; and (e) liabilities associated with financings other than the Facility for the Borrower’s real estate business, including, without limitation,acquisition of land, Finished Lots or for-sale residential housing developments.
          Person. Any natural person, entity, corporation, limited liability partnership or company, unincorporated organization, trust, joint-stock company, joint venture, association, company, partnership or government, or any agency or political subdivision of any government.
          Project. The real property and improvements located thereon which constitute Lender-approved Land Under Development or a Lender-approved group of Finished Lots. Each Project shall be encumbered by a Deed of Trust and Financing Statements and shall collectively constitute the Collateral Pool and/or the Borrowing Base.
          Secured Debt. The aggregate amount of all liabilities of Borrower, as determined in accordance with Accounting Terms, that are supported by a mortgage, pledge of collateral, or other lien, including those for which a creditor has the right to pursue specific pledged property upon default.
          Senior Liabilities. The sum of Total Liabilities, including capitalized leases and all reserves for deferred taxes and other deferred sums appearing on the liabilities side of a balance sheet, in accordance with generally accepted accounting principles applied on a consistent basis, excluding debt fully subordinated to Bank on terms and conditions acceptable to Bank and FIN 46 items.
          Sold Units. A Unit, located on a Lot, which is subject to a valid, bona-fide contract of sale that: (a) is with an unrelated third-party purchaser, for fair market value; (b) provides for a cash deposit of at least $1,000.00; and (c) provides for construction completion and closing within 12 months from the contract execution date.
          Solvent. With respect to any Person on a particular date (i) the fair value of the assets of the Person is greater than the total amount of liabilities, including Contingent Liabilities, of the Person, (ii) the present fair saleable value of the assets of the Person is not less than the amount that will be required to pay the probable liability of the Person on its debts as they become absolute and matured, (iii) the Person is able to realize upon its assets and pay its debts and other liabilities, Contingent Liabilities and other commitments as they mature in the normal course of business, (iv) the Person does not intend to, and does not believe that it will, incur debts or liabilities beyond the Person’s ability to pay as the debts and liabilities mature, and (v) the Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which the Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Person is engaged.
          Speculative Condos/Townhomes. Any Unit that is subject to a common ownership regime and that is part of a newly constructed four story or less wood frame building(s) and Lender has advanced funds for the construction of the foundation or slab for that Unit. Speculative Condos/Townhomes specifically excludes any rented condominiums or townhomes.
          Speculative Units. Any Unit, located on a Lot, that is not a Sold Unit, Model Unit or Speculative Condo/Townhome and Lender has advanced funds for the construction of the foundation or slab for that Unit.

          Submission Package. Any information required by Lender in its sole discretion in order to add a proposed Project into the Borrowing Base. This would include, but not be limited to: (a) purchase contract; (b) appraisal; (c) environmental study; and (d) title, platting and entitlement status.
          Tangible Net Worth. Total Net Tangible Assets less Total Liabilities and less those assets qualified on the Borrower’s balance sheet as “obligations to real estate not owned” or a similar designation. Total Net Tangible Assets means Total Assets less any Intangible Assets. Total Assets means the sum of the Borrower’s assets, current and noncurrent, as shown on Borrower’s balance sheet prepared in accordance with GAAP. Intangible Assets means all nonphysical, long-lived legal rights, entitlements, competitive advantages and goodwill developed or acquired by Borrower and shown on Borrower’s audited balance sheet as one or more noncurrent assets in accordance with GAAP, including patents, trademarks, trade names, licenses and goodwill.
          Term. The period during which the Facility is scheduled to be outstanding, commencing as of Closing and ending on the Maturity Date.
          Total Liabilities. (a) All liabilities shown on Borrower’s balance sheet in accordance with Accounting Terms and FASB Interpretation No. 46, excluding accounts payables in the normal course of business; (b) all outstanding loan balances associated with obligations for which Borrower is responsible, but which are not shown on Borrower’s balance sheet; (c) the principal amount of all surety bonds, letters of credit and/or tri-party agreements whether presented for payment or not but excluding performance related liabilities for which payment has not been demanded by the beneficiary and for which reimbursement by Borrower has not been made; (d) net liabilities under interest rate swaps or cap agreements; (e) any liabilities of partnerships or joint ventures that should be included in accordance with FIN 46 other than as qualified on the Borrower’s balance sheet as “obligations to real estate not owned” or a similar designation; and (f) any non-option related purchase agreements for which Borrower is obligated to pay at a future date.
          Unit. A single family residential house, condominium or townhome, whether completed or under construction and located within a Project.
          Unsubordinated Total Liabilities. All Total Liabilities, other than those Total Liabilities which are expressly and unconditionally subordinate to the Facility as determined by Lender in its sole discretion.
ARTICLE 2
DESCRIPTION OF FACILITY
     2.01 Facility.
          (a) Obligation to Make Advances. Subject to the terms and conditions of this Agreement, Lender will make Advances to Borrower in an aggregate amount not to exceed the lesser of (i) the Borrowing Base Availability or (ii) the Commitment Amount (less the amount of Lender’s letters of credit issued under this Agreement). Borrower’s obligation to repay the Facility is evidenced by the Note. Borrower may draw up to $40,000,000.00 from time to time on a revolving basis to finance (i) land acquisition, (ii) the purchase of Finished Lots, (iii) the development of land into Finished Lots, and (iv) the construction of single-family residential Units on Finished Lots. If all conditions for Advances are met and subject to the other terms and conditions of this Agreement, Lender will make Advances to Borrower or disburse to third parties as Borrower may direct and Lender may approve, commencing on the date of this Agreement and continuing until the Maturity Date.
          (b) Security for Facility. As security for the payment and performance of the Indebtedness and Obligations of Borrower to Lender under the Loan Documents, Borrower has delivered to Lender the Deed of Trust and Financing Statements encumbering the Projects comprising the Collateral Pool. Borrower grants to Lender a continuing security interest in all personal property of Borrower, now or in the future, in the possession of Lender, as security for the payment of the Note and any other liabilities of Borrower arising under the other Loan Documents, which security interest shall be enforceable as if the property were specifically pledged under this Agreement excluding any swap agreements (as defined in 11 U.S.C. §101) to Lender or any of its affiliates.
          (c) Interest Rate. Advances outstanding under the Note (principal) shall bear interest at the interest rate set forth in the Note (“Interest Rate”), subject to the conditions and limitations contained in this Agreement and in the Note.
          (d) Termination of Facility. The Facility shall terminate at the close of business (5:00 p.m.) on the day prior to the Maturity Date unless Lender has exercised its demand right or there shall have sooner occurred an Event of Default under this Agreement, in which event Lender may immediately accelerate the Facility without prior notice to Borrower; in any event, that, notwithstanding the foregoing, this Agreement shall continue in full force and effect until the Obligations are paid in full and the Facility has been terminated.
     2.02 Additional Provisions Related to Principal, Interest and Costs.
          (a) Increased Costs. If, due to one or more of: (i) the introduction of any applicable law or regulation or any change in the interpretation or application of any law or regulation by any applicable governmental authority; or (ii) the compliance with any guideline or request from any governmental authority, there shall be an increase in the cost to Lender of agreeing to, issuing or participating in letters of credit, including changes which affect or would affect the amount of capital or reserves required or expected to be maintained by Lender, or any corporation controlling Lender, with respect to any portion of this Facility, then Borrower, from time to time, shall, on written demand by Lender, pay Lender additional amounts sufficient to indemnify Lender against the increased cost. A certificate as to the amount of the increased cost and the reason for that increase submitted to Borrower by Lender, in the absence of manifest error, shall be conclusive and binding for all purposes.
          (b) Payments Net of Taxes. All payments and prepayments of principal and interest under the Note shall be made net of any taxes and costs resulting from having principal outstanding. Without limiting the generality of the preceding obligation, taxes shall include illustrations of the taxes and costs, the withholding of amounts for taxes, of any nature whatsoever including income, excise, interest equalization taxes (other than United States or state income taxes), as well as all levies, imposts, duties or fees whether now in existence or as the result of a change in or promulgation of any treaty, statute, regulation or interpretation thereof or any directive guideline or otherwise by a central bank or fiscal authority (whether or not having the force of law) or a change in the basis of, or the time of payment of, those taxes or other amounts resulting therefrom.
          (c) Repayment of Principal and Interest. Commencing on the 10th day of June, 2006, and continuing on the 10th day of each succeeding month until the Maturity Date (each, a “Payment Date”), interest only on the outstanding principal advances under the Note based on the Interest Rate shall be due and payable in arrears by Borrower to Lender.
          (d) Prepayment. Subject to the terms and conditions of this Agreement and the other Loan Documents, Borrower may prepay the Note at any time. Any prepayment shall include accrued and unpaid interest to the date of prepayment on the principal amount prepaid and all other sums due and payable under the Note. Any prepayment shall not affect Borrower’s obligation to continue making payments under any swap agreement (as defined in 11 U.S.C. §101), which shall remain in full force and effect notwithstanding prepayment, subject to the terms of the swap agreement.
          (e) Application of Payments. Each payment or prepayment, if any, made under the Note shall be applied to pay late charges, accrued and unpaid interest, principal, escrows (if any), and any other fees, costs and expenses which Borrower is obligated to pay under the Note, in the order as Lender may elect from time to time in its sole discretion.
          (f) Late Charge. If any installment of principal or interest required to be made by Borrower under the Note shall not be received by Lender within fifteen (15) days of when due, then Borrower shall pay to Lender, without further demand, a late charge of five percent (5%) of the delinquent payment. The foregoing right is in addition to, and not in limitation of, any other rights which Lender may have upon Borrower’s failure to make timely payment of any amount due.
          (g) Default Rate. Any payment of principal or interest or both not made when due shall itself bear interest on the principal and interest amount of the payment at the Default Rate, commencing on the due date until payment, maturity or the occurrence of an Event of Default. After the maturity of the Note or the occurrence of an Event of Default, interest shall accrue on the entire outstanding balance of principal at the Default Rate.
          (h) Letters of Credit Sub-limit Under the Facility. At Borrower’s request, Lender may issue letters of credit (subject to compliance with Lender’s standard procedures for issuance of letters of credit and in form and substance satisfactory to Lender) if required by a governmental authority or utility or as required under Borrower’s purchase contract to secure Borrower’s obligations under a Development Agreement and to secure the performance of improvements benefiting a Project (“Work”) (collectively referred to as “Letters of Credit”), but the aggregate amount of all Letters of Credit outstanding shall not exceed $1,000,000 at any one time (“Letters of Credit Sub-Limit”), and the aggregate amount of all Letters of Credit outstanding and all outstanding Advances shall not exceed the Commitment Amount.
                  All cost estimates for the Work are subject to an acceptable review by a third-party engineer or Lender’s in-house engineer prior to the issuance of any Letters of Credit. Each Letter of Credit shall be reduced from time to time as the Work is completed with the consent of the beneficiary thereof. Letters of Credit shall be governed by Borrowing Base Availability. Any amounts paid by Lender under Letters of Credit shall be treated for all purposes as an Advance.
                  When a Letter of Credit is required, (a) Borrower shall execute an Application and Agreement For Irrevocable Standby Letter of Credit; (b) the Letter of Credit will be deemed secured by the Deed of Trust and Financing Statements and guaranteed by Guarantor and any applicable Future Guarantor; (c) the Letter of Credit shall have an expiration date no later than twelve (12) months (with annual renewal options upon payment of a renewal fee), or such other expiration date as the Lender may agree; (d) any sums paid by Lender under the Letter of Credit shall initially accrue interest at the Interest Rate and that sum, together with accrued interest, shall be repaid by Borrower within two (2) days from receipt of notice from Lender that the Letter of Credit (or portions thereof) have been paid; (e) if the Letter of Credit is paid (and not repaid by Borrower as provided immediately above), then the payment may be deemed by Lender as a default by Borrower under the Facility and interest shall commence to accrue on the amount of the payment at the Default Rate; and (f) the Deed of Trust shall not be released until all Letter of Credit are returned to Lender or the Letter of Credit are cash secured. Borrower shall pay to Lender a fee of the greater of (i) $500.00 or (ii) one percent (1.00%) of the face amount of a Letter of Credit for each new Letter of Credit and $150.00 for each automatic renewal of a Letter of Credit, the initial fee payable upon issuance and the renewal fee upon each renewal.
          (i) Swap. Lender (or its affiliate) will offer Borrower an opportunity to hedge the floating interest expense under the Note by entering into an interest rate swap (the “Swap”) on or after Closing. If Borrower chooses to obtain the Swap from Lender (or its affiliate), then Borrower shall execute documentation required by Lender (or its affiliate), including the ISDA Master Agreement. Lender reserves the right not to release any portion of the Collateral Pool while Borrower’s obligations under the ISDA Master Agreement remain unsatisfied if Lender determines it is not adequately secured. If Borrower chooses to obtain the Swap from Lender, the Deed of Trust and all other security documents securing the Note shall also secure Borrower’s obligation under the ISDA Master Agreement and any amounts due and payable by Borrower under the Swap, including early termination payments. Any payments shall include amounts payable in connection with the disposition of any collateral encumbered by the Deed of Trust and other security documents. Additionally, Borrower’s attorney shall furnish an opinion of counsel relating to those documents in substantially the same form provided by Lender or alternatively shall provide appropriate corporate resolutions.
     2.03 Revolving Credit Feature. The outstanding balance of the Facility may increase and decrease from time to time, and Advances thereunder may be borrowed, repaid and reborrowed, but the total of Advances outstanding at any one time under the Facility shall never exceed the lesser of (i) the Borrowing Base Availability or (ii) the Commitment Amount. Borrower shall immediately pay to Lender any amount by which the Facility exceeds the Commitment Amount.
     2.04 Commitment Fee. Borrower shall pay to Lender an annual commitment fee (“Commitment Fee”) equal to 25 basis points (.25%) of the Commitment Amount, with the first (1st) payment of the Commitment Fee due at Closing and each subsequent payment of the Commitment Fee due at the succeeding annual anniversaries of Closing. Beginning on the 1st day of the 13th month after Closing, if the average amount of principal outstanding under the Note is less than $20,000,000, as determined by Lender on a quarterly basis by averaging the amount of principal outstanding under the Note on the 1st day of each month in each applicable quarter, then a non-use fee of 0.15% (“Non-Use Fee”) will be charged to Borrower on the difference between the average amount of principal outstanding under the Note and $20,000,000. The quarterly average will be calculated beginning with the 13th, 14th and 15th month’s outstanding principal balance under the Note.
     2.05 Conditions Precedent. The obligation of Lender to make the Advances and issue Letters of Credit under the Facility is subject to the following additional conditions:
          (a) No Default. As of the date of this Agreement, and at the date of each Advance and Letter of Credit after giving effect to the Advance and Letter of Credit, Borrower, Gurantor and each Future Guarantor shall have observed and performed all their respective obligations under the Loan Documents, all warranties of Borrower, Guarantor and each Future Guarantor in the Loan Documents shall be true and correct in all material respects, and no Default or Event of Default shall have occurred and be continuing.
          (b) Opinions of Counsel. As of the date of this Agreement and as of each Land Closing, Lender shall have received from counsel for Borrower, Guarantor and any Future Guarantor, as the case may be, an opinion addressed to Lender (in form and substance satisfactory to Lender).
          (c) Loan Documents. As of the date of this Agreement and each Land Closing, all of the Loan Documents shall have been executed by Borrower, Guarantor and any Future Guarantor, as the case may be, and delivered to Lender.
          (d) Appraisal. An independent appraisal or evaluation for each Project in form and substance acceptable to Lender showing: (i) standard floor plan appraisals or evaluations on each floor plan constructed, if applicable and required by Lender; (ii) Subdivision appraisal or evaluation on typical Lots, including values of Lot premiums; and (iii) acquisition and development property value including bulk value and “as is” valuations. The “appraised value” for Units means the sum of the value from the applicable floor plan appraisal plus the value of the typical Lot within the subdivision plus any applicable premium value placed upon that Lot. MAI appraisals will be required for: Entitled Land, LUD, and for bulk purchases of Finished Lots, as required by Lender. Lender will require an annual master appraisal or evaluation for all Finished Lots and Model Units. However, copies of recent HUD-1 statements for each model type may be substituted for obtaining new appraisals annually. Borrower shall pay all appraisal costs.
          (e) Environmental Assessment. If required by Lender, a Phase I environmental assessment or other required environmental assessment on all Entitled Land, LUD and otherwise as determined by Lender in its sole discretion, and ordered, at Borrower’s expense, from an environmental engineering company acceptable to Lender, assessing the environmental condition and certified to Lender. For Finished Lots, the Environmental Assessment may be as to the overall acreage from which the Finished Lots originated. Lender may require additional environmental investigations, including a Phase II environmental assessment, which additional work shall constitute a part of the Environmental Assessment. Lender shall have the right to reject any Project if the Environmental Assessment discloses environmental concerns as determined by Lender in its sole discretion. Borrower, Guarantor and any Future Guarantor shall execute an Affidavit and Indemnity of Mortgagor and Guarantor Regarding Hazardous Waste or Toxic Materials at each Land Closing.
          (f) Title Insurance and Survey. A mortgagee title insurance commitment with all endorsements requested by Lender and otherwise acceptable to Lender in its sole discretion (the “Title Commitment”) in the initial amount of $                                         (policy increases will be required as Projects are added to the Facility) covering each Project from a title company (the “Title Company”) that is acceptable to Lender (subject to any reinsurance requirements of Lender). Lender is to be named as the insured mortgagee. The Deed of Trust must constitute a perfected, first lien with no other financial liens of record. There are to be no exceptions other than current year’s taxes not yet due and payable and those approved by Lender in writing in its sole discretion. No secondary financing shall be allowed without the Lender’s written consent. The title insurance, searches and survey requirements of Lender have been provided to Borrower, the terms of which are incorporated in this Agreement by reference. As required by Lender, a non-expiring mortgagee title insurance policy is to be submitted to Lender naming Lender as insured mortgagee (the “Policy”). All exceptions to the Policy are subject to the approval of Lender. No Notice of Contract under NCGS §44A-23 or equivalent shall be filed prior to the Deed of Trust. Prior to a Project being included in the Collateral Pool, Borrower must furnish a survey and a surveyor’s certificate in accordance with Lender’s survey requirements and subject to Lender’s approval (i) reflecting all matters shown on the Title Commitment and (ii) certified to Lender, the Title Company and any title agent. The Lender’s form of surveyor’s certificate has been provided to Borrower, the terms of which are incorporated in this Agreement by reference.
          (g) Insurance. Original or duplicate policies of insurance or evidence of insurance on an ACORD 27 (in the case of property insurance) or ACORD 25 (in the case of liability insurance) form of certificate (satisfactory to Lender), each with a term of not less than one year and in effect as of the date of this Agreement as follows: (i) builders’ all-risk extended coverage insurance (non-reporting Completed Value with Special Cause of Loss form) in amounts based on the completed replacement value of the improvements (excluding roads, foundations, parking areas, paths, walkways and like improvements), endorsed to provide that occupancy by any person shall not void the coverage and naming Lender (and its successors and assigns) as their interests may appear, as the first mortgagee under a standard Mortgagee endorsement clause; (ii) upon completion of construction of each Unit, All-Risk fire and extended coverage hazard insurance (non-reporting Commercial Property Policy with Special Cause of Loss form) covering that Unit in an aggregate amount not less than 100% of the agreed upon full insurable replacement value of that Unit, and naming Lender and its successors and assigns as their interests may appear, as the first mortgagee under a standard mortgagee endorsement clause; (iii) comprehensive general public liability insurance of at least $5,000,000 covering injury and damage to persons and property with limits acceptable to Lender and naming Lender (and its successors and assigns) as their interests may appear, as an additional insured; (iv) if the applicable real property is located within a special flood hazard area as identified by the Secretary of Housing and Urban Development under the National Flood Insurance Reform Act of 1994, flood insurance in the amount equal to the lesser of (A) the agreed upon full insurable replacement value of each Unit (less any value attributable to the applicable real property), or if agreed to in writing by Lender (B) the maximum available amount through the Federal Flood Insurance Program, and naming Lender (and its successors and assigns) as their interests may appear, as the first mortgagee under a standard mortgagee endorsement clause; (v) insurance which complies with the workers’ compensation and employers’ liability laws of all states in which the Projects are located and, if required by Lender, such other states as Borrower is required to maintain insurance; and (vi) other insurance as Lender may require in amounts and with carriers satisfactory to Lender.

                  Each policy or certificate shall indicate Lender’s address as Wachovia Bank, National Association, Insurance Department, P.O. Box 700308, Dallas, TX 75370. In addition, each insurance policy or certificate shall include a provision that the policy will not be cancelled, altered or in any way limited in coverage or reduced in amount unless Lender is notified of same in writing at least thirty (30) days prior to cancellation or change. Each insurance policy will be written on forms as are acceptable to Lender by insurance companies authorized or licensed to do business in North Carolina having an Alfred M. Best Company, Inc. rating of “A-” or higher and a financial size category of not less than IX, and which companies are otherwise acceptable to Lender.
                  The above insurance requirements may be satisfied by appropriate endorsements to a blanket policy covering the Projects and other property.
          (h) Flood Zone Certification. If the applicable Unit to be included in the Collateral Pool is located in an area that has been identified as a Special Flood Hazard Area as that term is used in the National Flood Insurance Reform Act of 1994, flood insurance shall be required.
          (i) Organizational Documents. Copies of the organizational documents of Borrower, Guarantor and each Future Guarantor.
          (j) Governmental Permits. Prior to adding any Project to the Collateral Pool, Borrower must submit evidence satisfactory to Lender that the Project has received zoning approvals and master site plan approval consistent with the intended residential development, including full compliance with any applicable comprehensive land use plan. All governmental approvals must be legally valid and remain in full force and effect throughout the term of the Facility. If any approval or permit is invalidated, rescinded or suspended, then Lender may exclude the Project from the Collateral Pool during the period that any invalidation, rescission or suspension continues.
          (l) Other Documents. Other documents, instruments, certificates and opinions as Lender or Lender’s counsel may reasonably require.
          (m) Supporting Documents and Other Conditions. Lender shall have received a certificate from Borrower, Guarantor and each Future Guarantor, as the case may be, in the form attached as Schedule B (“Certificate of Compliance”) as of the date of each Advance or Letter of Credit.
          (n) Litigation. There shall be no order, injunction, decree, judgment or verdict prohibiting or restraining Lender from making Advances or issuing Letters of Credit, or Borrower, Guarantor or any Future Guarantor from performing its Obligations as of the date of each Advance or Letter of Credit.
          (o) Documents. This Agreement and the other necessary Loan Documents must be simultaneously executed and delivered to Lender as of the date of this Agreement. At each Land Closing, the applicable Guarantor or Future Guarantor shall execute a Guaranty (if Future Guarantor), Deed of Trust and other Loan Documents as required by Lender and Borrower shall execute the Loan Documents required by Lender.
          (p) Subordination to Loan. Except as may otherwise be specifically provided in the Loan Documents, all loans to Borrower, Guarantor and/or any Future Guarantor from any parties in any way related to or affiliated with Borrower, Guarantor or any Future Guarantor (including, without limitation, trustees, beneficiaries, shareholders, and partners of Borrower, Guarantor or Future Guarantor), if applicable, shall be subordinated to the Facility.
          (q) Inspections. Inspections may be made by Lender, solely for the benefit of Lender, at the expense of Borrower, subject to the following: (i) Lender may inspect up to approximately 15% of all Units each quarter; and (ii) inspections of Land Under Development may be made by Lender to coincide with each of Borrower’s requests for an Advance; however, Lender may inspect Land Under Development on a quarterly basis at a minimum. If Unit inspections reveal material differences from the percentage of work completed as identified on the most recently submitted Borrowing Base Certificate, then Lender may elect to conduct additional inspections of up to 100% of all Units at the expense of Borrower. In addition, Lender may inspect any asset at Borrower’s expense at the time a proposed asset is added to the Borrowing Base.
ARTICLE 3
ADVANCE CONDITIONS
     3.01 Procedures for Advances. Any request for an Advance must be received in writing by Lender prior to 11:00 a.m. North Carolina Time on a Business Day which is five (5) Business Days prior to the Borrowing Date. If each of the other conditions precedent to the Advance have been satisfied, then the Advance will be available prior to 2:00 p.m. North Carolina Time on the Borrowing Date. Unless Lender is notified otherwise by Borrower in a signed writing from an Authorized Signatory which is accepted and agreed to by Lender, Lender shall cause the amount of any Advance requested by Borrower to be paid to the credit of Borrower’s account with Lender approved by Lender. Advances shall be limited to no more than two (2) per month.
          (a) All requests for Advances shall be in the form attached as Schedule C (“Request for Advance” or “Advance Request”). Any notice delivered or given by Borrower to Lender as provided shall be irrevocable and binding on Borrower upon receipt by Lender.
          (b) All Advances by Lender, whether or not in excess of the Commitment Amount, shall be considered part of the Indebtedness under the Note and shall bear interest as provided in the Note. Borrower shall not request and Lender will not consider requests for Advances after the Maturity Date.
          (c) Borrowing Base Compliance. At any time the outstanding principal balance of the Facility (including outstanding Letters of Credit) exceeds the Borrowing Base Availability on the most recently submitted Borrowing Base Certificate, Borrower will have fifteen (15) days (without notice from Lender) from the date the Borrowing Base Certificate was delivered to either: (a) make a principal payment in an amount that restores compliance; or (b) deliver a new Borrowing Base Certificate that demonstrates compliance with the then current outstanding principal balance. No new Advances will be made or Letters of Credit issued during the time period the Borrowing Base is not in compliance. The business records of Lender shall be conclusive as to the date and amount of any Advance and any payment or prepayment of interest or principal, absent manifest error.
     3.02 Repayment of Advances. All funds paid to Lender under the Facility shall be paid to Lender in Dollars at its office set forth below or any other office in the United States as Lender may designate, in actually and finally collected federal funds or equivalent and shall be deemed paid only if received by Lender on or before 2:00 p.m. (North Carolina local time) on the date when due. Payments shall not be deemed made or received until they are received by Lender as actually and finally collected federal funds or equivalent. If any payment is received after 2:00 p.m. (North Carolina local time) on any Business Day, then it shall, for the purposes of determining time of payment under this Agreement as between Borrower and Lender only, be treated as received on the next following Business Day; but, that the treatment shall not postpone the time of receipt for any other purpose or computation, such as preference periods applicable to bankruptcy laws, or dates relative to priority between creditors. Payments shall be directed to Lender at the following address:

Wachovia Bank, NA
Commercial Loan Payment Center
PO Box 2715
Winston-Salem, NC 27102-2715
          The outstanding principal balance under the Note as of any day shall be the outstanding principal balance as of the beginning of the day (exclusive of interest), plus any Advances made for that day, and less any payments of principal credited to the account on that day.
     3.03 Advance Rates. The Facility shall be subject to the advance rates shown on Schedule One.
     3.04 Borrowing Base Availability. Borrowing Base Availability will be based on a Borrowing Base Certificate, acceptable to Lender, prepared by and submitted by Borrower on a monthly basis. The Borrowing Base Certificate will recap all Projects in the Borrowing Base and will provide specific component breakdowns by collateral type and on a per Lot and per Unit basis, as applicable, to determine aggregate Borrowing Base Availability based on the Advance Rates shown on Schedule One.
          (a) Borrowing Base Availability for:
                  (i) Entitled Land is based on the applicable Advance Rate multiplied by the lesser of: (a) the appraised value, or (b) the actual costs incurred for purchase of the Entitled Land. The Advance Rate for Entitled Land applies only to Entitled Land with entitlements (i.e., applicable zoning is in place and all utilities are expected to be available at the time the Entitled Land is to be developed). The Advance Rate for any Entitled Land asset owned more than one year will be zero, except to the extent it has been converted to Land Under Development or Finished Lots.
                  (ii) Land Under Development within Projects is based on the applicable Advance Rate multiplied by the lesser of: (a) the appraised value of Lots to be developed on that Land Under Development, or (b) the Budgeted Project Cost. Any Land Under Development asset owned more than 36 months shall be excluded from the Borrowing Base Availability, except to the extent it has been converted to Finished Lots.
                  (iii) Speculative Condos/Townhomes, Model Units, Speculative Units, Sold Units and Finished Lots are based on the applicable Advance Rate multiplied by the lesser of: (a) hard costs for the acquisition of those Finished Lots and construction of the Unit to be constructed on said Finished Lots, as approved by Lender, (b) the appraised or evaluated value, or (c) the purchase price of that Unit or Lot plus Budgeted Project Cost, as applicable. The maximum time a Finished Lot may remain in the Borrowing Base as Finished Lot is 18 months. The maximum time a Sold Unit may remain in the Borrowing Base as a Sold Unit is 12 months. The maximum time a Speculative Unit may remain in the Borrowing Base as a Speculative Unit is 18 months. The maximum time a Model Unit may remain in the Borrowing Base as a Model Unit is 60 months. The maximum time a Speculative Condo/Townhome may remain in the Borrowing Base as a Speculative Condo/Townhome is 15 months.
          (b) The Advance Rates for certain categories of assets change over time as shown under the Aging Elimination portion of Schedule One, and subject to the following additional provisions:
•	Aging Elimination on Entitled Land begins on the date the Entitled Land is admitted to the Borrowing Base, and resets when the Entitled Land becomes LUD.

•	Aging Elimination on LUD begins when the LUD first enters the Land Under Development category, and resets when LUD becomes Finished Lots.

•	Aging Elimination on a Finished Lot resets when the Finished Lot becomes a Speculative Condo/Townhome, Model, Speculative or Sold Unit.

•	Aging Elimination on a Speculative Condo/Townhome, Speculative Unit or Sold Unit begins when the Unit is added to the Borrowing Base as a Speculative Condo/Townhome, Speculative Unit or Sold Unit, and does not reset when a Speculative Condo/Townhome or Speculative Unit becomes a Sold Unit.
     For purposes of “Aging Elimination”, Projects are deemed to enter into the Borrowing Base on the closing date for each Project.
          (c) Borrowing Base Certificate cost data for Land Under Development and Sold Units must be updated at least quarterly. Borrowing Base Certificate cost data for Finished Lots, Speculative Condos/Townhomes, Model Units and Speculative Units must be updated at least monthly.
          (d) Collateral that remains in a Borrowing Base category longer than the maximum time permitted will be excluded from Borrowing Base Availability and Lender will agree to release that Collateral from the Deed of Trust, provided: (a) no Default or Event of Default exists; and (b) Borrower is in compliance under its most recent Borrowing Base Certificate without that Collateral.
          (e) Borrowing Base Limitations:
                  (i) Model Units and Speculative Units may not exceed 65% of the principal amount outstanding under the Note designated by Lender for Units. A Unit may not remain in the Borrowing Base longer than 36 months.
                  (ii) Entitled Land, LUD and Finished Lots may not exceed the greater of (i) 50% of the principal amount outstanding under the Note or (ii) $20,000,000.
                  (iii) Entitled Land may not exceed 10% of the principal amount outstanding under the Note.
          (f) Borrower shall deliver to Lender a Submission Package with all relevant information concerning a proposed Project. A proposed Project will be added to the Borrowing Base as Entitled Land, Land Under Development, Finished Lots, Speculative Condos/Townhomes, Model Units, Speculative Units or Sold Units, unless rejected by Lender as provided in the next sentence. Lender must notify Borrower in writing of its decision to reject a proposed Project within thirty (30) days of receiving a complete Submission Package; provided, Lender not responding within the above timeframe shall be deemed rejection of the proposed Project. Regarding each Project added to the Borrowing Base, Borrower, Guarantor or the Future Guarantor holding title to the added Project (as the case may be) shall execute and deliver at each Land Closing the following: documents as deemed necessary to encumber the added Project by a first priority deed of trust lien and a first priority collateral assignment of all presently existing and future sales contracts, construction, architectural and engineering contracts relating to the added Project and all presently existing and future developmental approvals, density allocations, land development, building permits, utility agreements and any concurrency exemptions relating to the added Project as well as a first lien security interest in all documents, books records, computer disks and other personal property relating solely to the added Project. Projects that do not conform to the conditions above may be admitted to the Borrowing Base, but only with the approval of Lender in its sole discretion.
          (g) A Project may remain in the Borrowing Base only so long as it continues to qualify as Entitled Land, Land Under Development, Finished Lots, Model Units, Speculative Condos/Townhomes, Speculative Units or Sold Units.

     3.05 Partial Releases. Within seven (7) Business Days from receipt by Lender from Borrower of a letter detailing which Lots, Units or parcels of land and other related encumbered assets should be released in the ordinary course of business, Lender will release (or confirm to Borrower in writing that Lender will release) those Lots, Units or land parcels from the Facility, provided that:
          (a) There is no Default or Event of Default; and
          (b) No more than fifteen percent (15%) of assets in the Borrowing Base may be released in a monthly cycle unless: (i) Borrower pays down the portion of the outstanding balance of the Facility associated with the released Lots and/or land such that outstanding Advances after the pay-down do not exceed the Borrowing Base Availability; or (ii) Borrower submits to Lender a new Borrowing Base Certificate that demonstrates Borrower remains in compliance.
          Borrower, at its cost, shall prepare and furnish to Lender the documentation for the releases, and shall pay Lender’s third party costs incurred in connection with the releases, including reasonable attorneys’ fees.
     3.06 Periodic Appraisals. In addition to the initial appraisals required under Section 2.05(d), Lender may, as often as Lender shall deem necessary, obtain appraisals of any or all of the Projects prepared by an appraisal firm or firms chosen by Lender and ordered by Lender. The appraisals shall be at the expense of Borrower if Borrower is in default under this Agreement or any of the other Loan Documents.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
     In order to induce Lender to enter into this Agreement, Borrower, Guarantor and each Future Guarantor (as the case may be) make the following representations and warranties, all of which shall survive the execution and delivery of the applicable Loan Documents. The representations and warranties shall be deemed made as of the date of this Agreement and as of the date of any Advance by Lender to Borrower or the issuance of any Letters of Credit for the account of Borrower as to the following in respect of Borrower or the issuance of any Letters of Credit for the account of Borrower, Guarantor or a Future Guarantor (as the case may be):
     4.01 Good Standing. Borrower, Guarantor and each Future Guarantor (and any Person constituting a part of Borrower, Guarantor or any Future Guarantor that is a corporation or limited partnership or limited liability company) is duly organized, validly existing and in good standing under the laws of its state of incorporation and/or formation and have the power and authority to own its property and to carry on its respective business in each jurisdiction in which it does business.
     4.02 Authority and Compliance. Borrower, Guarantor and each Future Guarantor have full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided in the Loan Documents, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower, Guarantor and each Future Guarantor. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower, Guarantor and each Future Guarantor are in compliance in all material respects with all laws and regulatory requirements.
     4.03 Binding Agreement. This Agreement and the other Loan Documents executed by Borrower, Guarantor and each Future Guarantor constitute the valid and legally binding Obligations of Borrower, Guarantor and each Future Guarantor, enforceable in accordance with their terms. The execution, delivery and performance by Borrower, Guarantor and each Future Guarantor of the Loan Documents will not violate any indenture, agreement or other instrument to which Borrower, Guarantor or each Future Guarantor is a party or by which it or any of its property is bound, or be in conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of its property or assets, except as contemplated by the provisions of the Loan Documents.
     4.04 Litigation. There is no proceeding involving Borrower, Guarantor or each Future Guarantor pending or, to the knowledge of Borrower, Guarantor or Future Guarantor, threatened before any court or governmental authority, agency or arbitration authority, that materially and adversely affects Borrower’s ability to repay the loan, except as disclosed to Lender in writing and acknowledged by Lender prior to the date of this Agreement.
     4.05 No Conflicting Agreements. There is no charter, bylaw, stock provision, shareholder agreement, trust agreement or other document pertaining to the organization, power or authority of Borrower, Guarantor or Future Guarantor and no provision of any existing agreement, mortgage, deed of trust, indenture or contract binding on Borrower, Guarantor or Future Guarantor or affecting any of their respective properties, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the other Loan Documents.
     4.06 Ownership of Assets. Borrower, Guarantor and any Future Guarantors (as the case may be) have good title to the Projects constituting the Collateral Pool.
     4.07 Financial Statements. The financial statements of Borrower delivered to Lender fairly present the financial condition of Borrower as of the date of delivery of each financial statement to Lender, and there has been no Material Adverse Effect in the financial condition or operations since the financial statements furnished to Lender at Closing. All factual information furnished by Borrower to Lender in connection with this Agreement and the other Loan Documents is and will be accurate and complete in all material respects on the date as of which the information is delivered to Lender and is not and will not be incomplete in any material respect by the omission of any material fact necessary to make the information not misleading. All financial projections represent the best estimate of future financial performance and those assumptions are reasonable and believed by Borrower to be fair in light of current business conditions.
     4.08 Place of Business. As of the date of this Agreement, the chief executive office and business address of Borrower is 11465 Sunset Hills Road, Reston, Virginia 20190. Borrower shall notify Lender in writing of any address changes no later than thirty (30) days prior to the change.
     4.09 Environmental Matters. Except as disclosed in writing to the Lender, the conduct of business operations by Borrower, Guarantor and each Future Guarantor do not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency and any applicable local or state law, rule, regulation or rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials. Neither Borrower, nor Guarantor, nor any Future Guarantor shall use or permit any other party to use any Hazardous Materials at or upon a Project except those materials as are incidental to Borrower’s or Future Guarantor’s normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws.
4.10 Federal Reserve Regulations.
          (a) Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States);
          (b) no part of the Advances or Letters of Credit shall be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock; and

          (c) no part of the Advances or Letters of Credit shall be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.
     4.11 Consents, Etc. No consent, approval, authorization of, or registration, declaration or filing with, any governmental authority (federal, state or local, domestic or foreign) is required in connection with the execution or delivery by Borrower, Guarantor or any Future Guarantor of the Loan Documents or the performance of or compliance with the Loan Documents.
     4.12 Governmental Authorizations. Except for development approvals and building permits to be obtained by Borrower, Guarantor or any of the Future Guarantors in the ordinary course of business, all authorizations, consents, approvals, licenses, and permits required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower, Guarantor or any Future Guarantor or for the conduct of the business in which Borrower, Guarantor or any Future Guarantor are engaged have been duly issued (or if not issued, the failure to have obtained same are of an immaterial nature and would not have a Material Adverse Effect on Borrower, Guarantor or any Future Guarantor) and are in full force and effect and neither Borrower, nor Guarantor nor any Future Guarantor is in default under any order, decree, rule and regulation, closing agreement or other decision or instrument of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect.
     4.13 Title to Properties. Borrower, Guarantor and any Future Guarantor, as the case may be, shall have good and marketable fee title to all real property, and good and marketable title to all other property (including leases) and assets reflected in the financial statements delivered to Lender or purported to have been acquired by Borrower, Guarantor or Future Guarantor subsequent to that date, except as disclosed in said financial statements, and except as to the property or assets sold or otherwise disposed of by Borrower, Guarantor and any Future Guarantor subsequent to that date in the ordinary course of business. All of the property and assets of any kind of Borrower, Guarantor and Future Guarantor are free from any liens, except as otherwise set forth on their financial statement delivered to Lender. As to any Projects comprising the Collateral Pool, there shall be no secondary financing without the prior written approval of Lender.
     4.14 Solvent. Each of Borrower, Guarantor and each Future Guarantor is, and after having given effect to all Indebtedness incurred in connection with the Facility, will be Solvent.
     4.15 Intent and Effect of Transactions. This Agreement and the transactions contemplated in this Agreement (a) are not made or incurred with intent to hinder, delay or defraud any person to whom Borrower, Guarantor or any Future Guarantor has been, is now, or may in the future become indebted; (b) do not render Borrower, Guarantor or any Future Guarantor insolvent nor is Borrower, Guarantor or Future Guarantor insolvent on the date of this Agreement; (c) do not leave Borrower, Guarantor or Future Guarantor with an unreasonably small capital with which to engage in its business or in any business or transaction in which it intends to engage; and (d) are not entered into with the intent to incur, or with the belief that Borrower, Guarantor or Future Guarantor would incur, debts that would be beyond its ability to pay as the debts mature.
     4.16 Incorporation of Representations and Warranties. The representations and warranties made by Borrower, Guarantor or each Future Guarantor to Lender pursuant to the other Loan Documents are incorporated by reference and made a part of this Agreement. A breach by Borrower, Guarantor or any Future Guarantor of any representation or warranty under the other Loan Documents shall constitute a breach of a representation or warranty by Borrower, Guarantor or any Future Guarantor under this Agreement. No Loan Document or other document, certificate or statement furnished to Lender by or on behalf of Borrower, Guarantor or any Future Guarantor contains any untrue statement of a material fact or, to Borrower’s, Guarantor’s and any Future Guarantor’s knowledge, omits to state a material fact necessary to make the statements contained in this Agreement and the Loan Documents not misleading. Borrower, Guarantor and each Future Guarantor acknowledge that all statements, representations and warranties shall be deemed to have been relied on by Lender as an inducement to extend the Facility to Borrower and to make Advances and issue Letters of Credit.
     4.17 Material Contracts. Neither the execution and delivery of the Loan Documents, nor the consummation of the Facility or the performance by Borrower, Guarantor or any Future Guarantor of any obligations under the Loan Documents shall constitute a default or right of termination under any agreement to which Borrower, Guarantor or Future Guarantor is a party.
     4.18 Use of Proceeds. The proceeds of the Facility shall be used by Borrower solely for the purposes stated in this Agreement.
     4.19 Tax Returns and Payment. Borrower, Guarantor and each Future Guarantor have filed all federal, state, local and other tax returns which are required to be filed and have paid prior to delinquency all taxes which have become due pursuant to those returns and all other taxes, assessments, fees and other governmental charges upon Borrower, Guarantor and each Future Guarantor and upon its respective properties, assets, income and franchises which have become due and payable by Borrower, Guarantor or any Future Guarantor, except those wherein the amount, applicability or validity are being contested by Borrower, Guarantor or Future Guarantor and by appropriate proceedings being diligently conducted in good faith and in respect of which adequate reserves have been established (in accordance with Accounting Terms should Lender so require after a default by Borrower). All material tax liabilities of Borrower, Guarantor and Future Guarantor were adequately provided for as of the year 2005, and are now so provided for on the books of Borrower. There is no known proposed, asserted or assessed tax deficiency against Borrower, Guarantor or any Future Guarantor which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
     4.20 Investment Company Act of 1940. Neither Borrower, nor Guarantor nor any Future Guarantor is an investment company as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940, as amended.
     4.21 Management and Other Agreements. There are no material agreements for managerial, consulting or similar services to which Borrower, Guarantor or any Future Guarantor is a party or by which Borrower, Guarantor or any Future Guarantor is bound except as disclosed to Lender in writing.
ARTICLE 5
AFFIRMATIVE COVENANTS
     Until full payment and performance of all Indebtedness and Obligations of Borrower to Lender under the Loan Documents and the termination of any obligation of Lender to make any Advances or to issue Letters of Credit, Borrower, Guarantor and each Future Guarantor (as the case may be) shall maintain the following covenants, conditions and restrictions (and without limiting any requirement of any other Loan Documents):
     5.01 Financial Statements and Other Information. Maintain a system of accounting satisfactory to Lender (in accordance with Accounting Terms applied on a consistent basis) throughout the period involved, permit Lender’s officers or authorized representatives to visit and inspect Borrower’s and any Future Guarantor’s books of account and other records at times and as often as Lender may desire, and pay the reasonable fees and disbursements of any accountants or other agents of Lender selected by Lender for the foregoing purposes. The foregoing shall include Lender’s performing a field audit, at times during normal business hours and as often as Lender may request, of Borrower’s and any Future Guarantor’s assets and systems. Borrower’s books and records will be located at the address set forth in Section 4.09 above.

     Borrower, Guarantor and each Future Guarantor shall furnish to Lender the following financial information, in each instance prepared in accordance with Accounting Terms and in form and substance satisfactory to Lender (collectively, “Financial Reporting”):
          (a) Not later than 45 days after the end of each fiscal quarter, company-prepared financial statements signed by Borrower’s Chief Financial Officer in the form required to be reported to the Securities and Exchange Commission and if the Securities and Exchange Commission no longer applies to the Borrower, then in the form and substance acceptable to Lender in its sole discretion. An audited financial statement for Borrower, Guarantor and any Future Guarantor (if Future Guarantor is an entity) shall be presented to Lender not later than 120 days after the end of each fiscal year. Any Future Guarantor (if Future Guarantor is a person) shall provide to Lender their personal financial statements (to the extent said guarantors’ financial statements are not consolidated with those of Borrower), including a schedule of that Person’s Contingent Liabilities, within 90 days after the end of each calendar year.
          (b) Not later than 30 days after filing with the Internal Revenue Service, a true and complete copy of the federal tax returns, including all applicable schedules of Borrower, Guarantor and any Future Guarantor.
          (c) Borrower shall submit to Lender quarterly inventory reports within fifteen (15) Business Days of each quarter end on all residential communities of Borrower and its subsidiaries and partnerships existing now or formed in the future that are subject to the Global Sold / Unsold Ratio. The inventory reports shall include a recap of all Lots and Units.
          (d) Borrower shall submit to Lender monthly Borrowing Base Certificates and Lot and Unit contract reports including advance availability calculations within fifteen (15) Business Days of each month end and quarterly Financial Covenants calculations as stated below in Section 5.02 hereof, all to be signed by the Chief Financial Officer, and other information as required by Lender from time to time.
          (e) On request, Management prepared annual business plan and annual budget of Borrower with business plan results (actual vs. budget).
          (f) Borrower shall provide to Lender a copy of all Securities and Exchange Commission filings (if applicable and if requested by Lender) within fifteen (15) days following filing.
          (g) Furnish to Lender promptly additional information, reports and statements respecting the business operations and financial condition of Borrower, Guarantor and each Future Guarantor, respectively, from time to time, as Lender may request.
          (h) Borrower, Guarantor and any Future Guarantor shall furnish to Lender, with each set of financial statements described above, a Certificate of Compliance certificate signed by Borrower’s chief financial officer and, Guarantor and any Future Guarantor (as applicable). In addition, Borrower, Guarantor and any Future Guarantor shall promptly notify Lender of the occurrence of any Event of Default, adverse litigation or material adverse change in its financial condition.
     5.02 Financial Covenants. Borrower shall maintain the following financial covenants (“Financial Covenants”) during the Term, compliance of which shall be determined on the basis of the Financial Reporting and other information to be provided to Lender by Borrower as described below. Except as may be specifically noted otherwise, review of the Financial Covenants shall be completed quarterly within forty-five (45) days of the end of the first three (3) annual quarters and one hundred twenty (120) days of fiscal year-end (12/31) by a compliance certificate signed by Borrower’s Chief Financial Officer certifying that the certificate is true and correct subject to Lender’s receipt of the Financial Reporting on a timely basis. Notwithstanding anything contained to the contrary in this Agreement or in the other Loan Documents, the Financial Covenants must be complied with by Borrower regardless of which Projects comprise the Collateral Pool at any given time and regardless of which, Guarantor or Future Guarantors own fee simple title to the Projects comprising the Collateral Pool.
          (a) Senior Liabilities to Effective Tangible Net Worth Ratio. Borrower shall maintain a ratio of Senior Liabilities to Effective Tangible Net Worth that is less than or equal to 2.50:1.
          (b) Global Sold/Un-sold Unit Ratio. Borrower shall maintain a global ratio of Sold Units to Speculative Condos/Townhomes, Speculative Units and Model Units (excluding any Units financed on a non-recourse basis) of less than or equal to 1.00:2. For purposes of this Section 5.02(b), all Speculative condos/Townhomes and Speculative, Model and Sold Units of Borrower shall be included, not just those in a Project under this Facility.
          (c) EBITDA/Debt Service Ratio. Borrower shall maintain a ratio of EBITDA to Debt Service that is equal to or greater than 2.50:1 to be calculated quarterly on a rolling four-quarter basis. EBITDA means the sum of net income plus interest incurred, income tax expense, depreciation and amortization.
          (d) Tangible Net Worth. Borrower shall maintain its Tangible Net Worth at a minimum of $125,000,000. This minimum amount shall increase each year by 25% of the Net Income Before Taxes, as shown on Borrower’s audited year-end financial statements provided to Lender, beginning with the 2006 fiscal year.
          (e) Deposit Accounts. All deposit accounts for North Carolina and South Carolina of Borrower shall be maintained by Lender.
     5.03 Restrictions on Investment. Borrower shall not directly or indirectly make any investments that may have a Material Adverse Effect on Borrower’s ability to repay the advances made under this Facility (provided, however, that Lender shall determine Material Adverse Effect in its reasonable discretion as it pertains to this Section).
     5.04 Restrictions on Liabilities. Borrower shall have no liabilities other than the Permitted Liabilities.
     5.05 Existence and Compliance. Maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements including environmental laws applicable to it or to any of its property, business operations and transactions.
     5.06 Adverse Conditions or Events. Advise Lender in writing within three (3) days of: (a) any condition, event or act (other than general economic conditions or events which generally affect economic conditions) which comes to its attention that would or might materially adversely affect its financial condition or operations, the Collateral Pool, or Lender’s rights under the Loan Documents; (b) any litigation filed by or against it which, if determined against it, would be materially adverse to it; (c) any event that has occurred that would constitute a Default or an Event of Default under any Loan Documents; or (d) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of Fifty Thousand Dollars ($50,000).
     5.07 Taxes and Other Obligations. Pay all of its respective taxes, assessments and other obligations, including taxes, costs or other expenses arising out of this transaction, prior to delinquency, except to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner and with appropriate security posted.
     5.08 Maintenance. Maintain all of its respective relevant tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of their respective business. The aforesaid shall not apply where it is not commercially reasonable to do so, nor a good business practice.
     5.09 Notification. Immediately notify Lender of the occurrence of any Default or Event of Default of which it has knowledge and immediately advise Lender in writing of: (a) all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state or local laws, ordinances or regulations relating to any Hazardous Materials affecting any Project; and (b) all claims made or threatened by any third party against it relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials located on or under any Project.
     5.10 Organizational Structure. Without the prior written consent of Lender: (i) a material alteration in the kind or type of Borrower’s, Guarantor’s or any Future Guarantor’s business; (ii) the sale of substantially all of the business or assets of Borrower or Guarantor, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower or Guarantor, or (iii) the acquisition of substantially all of the business or assets or more than 50% of the outstanding stock or voting power of any other entity which may have a Material Adverse Effect on Borrower’s ability to repay the advances under this Facility (provided, however, that Lender shall determine Material Adverse Effect in its reasonable discretion as it pertains to this Section); or (iv) should Borrower or any Guarantor merge or consolidate with any other entity, or change its organizational structure such that the change may have a Material Adverse Effect on Borrower’s ability to repay the advances under this Facility (provided, however, that Lender shall determine Material Adverse Effect in its reasonable discretion as it pertains to this Section and provided that any objection to a merger or consolidation that results in a change of control of Borrower shall be deemed reasonable).
     5.11 Observe All Laws. Conform to and duly observe all laws, rules and regulations and all other valid requirements of any regulatory authority with respect to the conduct of its business.
     5.12 Governmental Licenses. Obtain and maintain all licenses, permits, certifications and approvals of all applicable governmental authorities as are required for the conduct of its business as currently conducted and contemplated in this Agreement.
     5.13 Compliance with Laws. Duly observe, conform and comply with all laws, decisions, judgments, rules, regulations and orders of all governmental authorities relative to the conduct of its business, its properties, and assets, except those being contested in good faith by appropriate proceedings diligently pursued; and obtain, maintain and keep in full force and effect all governmental licenses, authorizations, consents and permits necessary to the proper conduct of its business.
     5.14 Visitation Rights. Permit any authorized representative of Lender, on reasonable notice to Borrower, Guarantor or any Future Guarantor, as applicable, and during normal business hours, to examine and copy the records and books of, and visit and inspect the properties of, Borrower, Guarantor or any Future Guarantor, and to discuss the affairs and finances of Borrower, Guarantor or any Future Guarantor or with any of their respective officers, directors or employees, and at the expense of Borrower, independent public accountants.
     5.15 Payment of Indebtedness. Pay all of its Indebtedness and perform all of its Obligations promptly and in accordance with normal terms and comply in all material respects with all agreements, indentures, deeds of trust or documents binding on it; pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed on it or on its property or any part thereof, but in all events before the same shall become in default, as well as all claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien on those properties or any part thereof unless properly contested.
     5.16 Subordination. Borrower shall cause Guarantor and each Future Guarantor at the applicable Land Closing to unconditionally subordinate to the Facility the payment of any principal and interest of all obligations of any kind owing from Borrower to Guarantor or a Future Guarantor or to a Future Guarantor from another Future Guarantor (collectively, “Junior Claims”). Each Guarantor and Future Guarantor shall not accept any payments on Junior Claims except: (i) profit distributions payable in the ordinary course of business and only if no Default has occurred and is continuing; and (ii) as otherwise approved by Lender.
     5.17 Notice of Default. Borrower, Guarantor and each Future Guarantor (as the case may be) shall promptly provide Lender with written notice of any notice of default received by any of them on any other credit facility or other indebtedness from any other source that relates to an obligation of the Borrower, Guarantor or Future Guarantor that equals or exceeds Five Million ($5,000,000.00).
     5.18 Interstate Land Sales Full Disclosure Act. The development, marketing and sale of all Units (including the purchase contract between Borrower and all Unit purchasers) shall comply with the Improved Lot Exemption to the Interstate Land Sales Full Disclosure Act 15 U.S.C. 1702(a)(2).
ARTICLE 6
NEGATIVE COVENANTS
     Until full payment and performance of all Indebtedness and Obligations of Borrower to Lender and Lender under the Loan Documents and the termination of any obligation of Lender to make any Advances and issue any Letters of Credit, Borrower, Guarantor and each Future Guarantor (as the case may be) will not, without the prior written consent of Lender (and without limiting any requirement of any other Loan Documents):
     6.01 Character of Business. Change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.
     6.02 Additional Negative Covenants.
          (a) Guarantee, endorse or assume debt, except (i) debt in the normal course of business; and (ii) Permitted Liabilities;
          (b) Acquire all or substantially all the assets, stock or ownership interest of another entity whether by direct purchase, merger or other method (except for a newly formed Future Guarantor) and that acquisition may have a Material Adverse Effect on Borrower’s ability to repay the advances under this Facility (provided, however, that Lender shall determine Material Adverse Effect in its reasonable discretion as it pertains to this Section);
          (c) Sell, lease, assign or otherwise dispose of or transfer any assets, except in the ordinary course of business; or
          (d) Become a party to any transaction whereby all or substantially all of the properties, assets or undertakings of Borrower, Guarantor or any Future Guarantor (whether legally or beneficially owned) would become the property of any other person, whether by way of reorganization, amalgamation, merger, transfer, sale, lease, sale and leaseback or otherwise.

ARTICLE 7
DEFAULT
     The occurrence of any of the following as they relate to Borrower, Guarantor or any Future Guarantor shall constitute an “Event of Default” after the giving of any required notice and the expiration of any applicable grace period:
     7.01 Failure to pay any Indebtedness within five (5) Business Days after its due date, without notice or demand, including the failure to pay principal or interest or any other payment under the Note, or failure to pay any other Obligation within ten (10) Business Days after receipt of notice thereof from Lender.
     7.02 A breach of any other term, covenant, condition, obligation or agreement under this Agreement or the other Loan Documents, and the continuance of the breach for a period of thirty (30) days after the earlier of: (i) knowledge thereof by Borrower, Guarantor or any Future Guarantor, that knowledge to be that of the President, Chief Financial Officer or General Counsel; or (ii) written notice thereof shall have been given by Lender to Borrower, Guarantor or any Future Guarantor, but, if Lender reasonably determines that the default cannot be cured within the thirty (30) day period, then no cure period shall be provided.
     7.03 Failure to be in compliance with any of the Financial Covenants not cured to Lender’s satisfaction within ten (10) days from the commencement of that failure.
     7.04 Any representation, warranty, statement or certificate determined by Lender to be untrue in any material adverse respect.
     7.05 Filing of any petition for adjudication as a bankrupt or for reorganization not dismissed within thirty (30) days from filing, whether voluntary or involuntary; the appointment of a receiver or trustee or other similar officer with respect to any substantial part of their property; a general assignment for the benefit of creditors; any other insolvency proceeding, any dissolution or liquidation or winding up of affairs.
     7.06 Entry of a final judgment in an amount exceeding $10,000, other than a final judgment in connection with any condemnation, not discharged or a stay of execution procured within sixty (60) days of entry.
     7.07 Recordation of any federal, state or local tax lien or any claim of lien for labor, materials or any other lien or encumbrance of any nature whatsoever not removed by payment or transferred to substitute security in the manner provided by law within thirty (30) days after it is recorded in accordance with applicable law or contested in accordance with law and in a manner acceptable to Lender.
     7.08 Failure to exist or to be qualified to do or transact business in the jurisdictions where assets are located, the dissolving of the corporation, or a sale of all or substantially all of its assets.
     7.09 Any sale, conveyance, transfer, assignment or other disposition of all or substantially all of assets not in the ordinary course of business.
     7.10 Default under any obligation imposed by any indemnity, contained in any of the Loan Documents.
     7.11 The results of any field audit performed by Lender are not satisfactory to Lender, as determined in Lender’s sole discretion, and the expiration of sixty (60) days after notice from Lender to Borrower of said dissatisfaction and the failure of the Borrower to cure said default.

     7.12 The happening of any of the following: the cancellation or suspension for a period of sixty (60) days of any material permits, licenses, authorizations, certifications, contracts or approvals from or with any federal, state or local governmental authority.
     7.13 A voluntary or involuntary proceeding being filed or commenced for dissolution or liquidation which is not dismissed within thirty (30) days.
     7.14 A Material Adverse Change.
     7.15 The acquisition by a Person of 50% or more of the aggregate voting power of all classes of common equity of Borrower or Guarantor (or of any Future Guarantor that is an entity).
     7.16 The liquidation or dissolution of Borrower, or the death of any Future Guarantor that is a person.
     7.17 A majority of the Board of Directors of Borrower as of the date hereof are no longer members of the Board of Directors unless the new Board Members were nominated and elected to the Board of Directors with an affirmative vote of at least a majority of a quorum of the Directors who were Directors as of the date hereof or who were similarly nominated for election or elected.
ARTICLE 8
REMEDIES UPON DEFAULT
     If an Event of Default occurs, then Lender may terminate the Commitment and/or declare this Agreement and the other Loan Documents in default and all Indebtedness and Obligations shall on demand by Lender immediately become due; but, upon the occurrence of an Event of Default under Section 7.05, the Commitment shall automatically terminate and all Indebtedness and Obligations shall automatically become due and payable without any action by Lender. Further, if an Event of Default occurs, then Lender may exercise any right, power or remedy permitted by law or in equity or as set forth in this Agreement or any other Loan Document including the right to declare the entire unpaid principal amount of the Note and all interest accrued thereon, and all other sums secured by the Deed of Trust or any other Loan Document, to be, and the principal, interest and other sums shall become, immediately due and payable.
     If after receipt of any payment of or any part of Indebtedness and Obligations, Lender is for any reason compelled to surrender that payment to any person because that payment is determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, or for any other reason, then this Agreement shall continue in full force and Borrower shall remain liable to Lender for the amount of that payment surrendered. The provisions of this Article 8 shall be and remain effective notwithstanding any contrary action which may have been taken by Lender in reliance on that payment, and any contrary action so taken shall be without prejudice to the rights of Lender under this Agreement and shall be deemed to have been conditioned on the payment having become final and irrevocable. The provisions of this Article 8 shall survive the termination of this Agreement until all periods for surrender have ended without the action having been instituted.
     Borrower makes, constitutes and appoints Lender (and all Persons designated by Lender) the true and lawful agent and attorney-in-fact of Borrower with full power of substitution so that if an Event of Default has occurred to do all things necessary and take those actions in the name and on behalf of Borrower to carry out the intent of this Agreement, including to protect rights created under this Agreement. Borrower agrees that neither Lender nor any of its agents, designees or attorneys-in-fact will be liable for any acts or omissions (other than for acts or omissions which constitute gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order), or for any error of judgment or mistake of fact or law in respect to the exercise of the power of attorney granted under this Article 8. The power of attorney granted under this Article 8 shall be irrevocable during the term of this Agreement.
ARTICLE 9
JOINDER INTO DECLARATIONS
     9.01 Consent to Master Association Declarations, Easements and Plats. If no Default or Event of Default exists, then Lender will join in and consent to the execution and recording of: (a) any Declaration of Covenants, Restrictions, Easements and Plats for a Project within the Collateral Pool and in form approved by Lender; and (b) reasonable access, utility and other easements if same are required by governmental requirements or otherwise necessary in connection with the development of the Property in order to construct a Project within the Collateral Pool, provided that the applicable easement is acceptable to Lender.
ARTICLE 10
NOTICES
     All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:

Borrower:	Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road, 5th Floor
Reston, Virginia 20190
Attn: Christopher Clemente
Telephone: (703) 883-1700
Fax: (703) 760-1520

Borrower:	Comstock Homebuilding Companies, Inc.
11465 Sunset Hills Road, 5th Floor
Reston, Virginia 20190
Attn: Jubal Thompson
Telephone: (703) 883-1700
Fax: (703) 760-1520

Lender:	Wachovia Bank, National Association
150 Fayetteville Street, NC 3288
Raleigh, North Carolina 27602
Attention: Joe Morrocco
Telephone: (919) 881-7237
Fax: (919) 881-6647
Email: joe.morrocco@wachovia.com

With a copy to:	Parker Poe Adams & Bernstein LLP
Three Wachovia Center
Suite 3000
401 South Tryon Street
Charlotte, North Carolina 28202-1935
Attention: Alan G. Dexter, Esq.
Telephone: (704) 335-9042
Fax: (704) 335-9559
Email: alandexter@parkerpoe.com

or to any other address as any party may designate by written notice to the other party. Each notice, request and demand shall be deemed given or made upon receipt or refusal to accept delivery.
ARTICLE 11
COSTS, EXPENSES AND ATTORNEYS’ FEES
     Borrower shall pay to Lender immediately on demand the full amount of all costs and expenses, including reasonable attorneys’ fees and costs (to include outside counsel fees) incurred by Lender in connection with: (a) the negotiation and preparation of this Agreement and each of the Loan Documents; and (b) Lender’s reasonable attorneys’ fees and costs incurred in connection with the addition of a Project to the Collateral Pool from time to time or in connection with any other matter related to this Agreement or the other Loan Documents (including any consent or approval request from Borrower to Lender). Borrower shall pay to Lender immediately on demand the full amount of all costs and expenses, including reasonable attorneys’ fees and costs (to include outside counsel fees) incurred by Lender in connection with the enforcement of the Loan Documents, including all costs and expenses incurred during any “workout” or restructuring after an Event of Default, whether or not pursuant to any legal proceeding.
ARTICLE 12
MISCELLANEOUS
     Borrower, Guarantor, Lender and each Future Guarantor covenant and agree as follows, without limiting any requirement of this Agreement or any other Loan Document:
     12.01 Cumulative Rights and No Implied Waiver. Each right granted to Lender, Borrower, Guarantor or any Future Guarantor, as the case may be, under any Loan Document or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to all other rights of Lender, Borrower, Guarantor or any Future Guarantor, as the case may be, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Borrower, Guarantor or any Future Guarantor, as the case may be, of any right preclude any other or future exercise thereof or the exercise of any other right No notice to or demand on Borrower, Guarantor or any Future Guarantor in any case shall, of itself, entitle Borrower, Guarantor or any Future Guarantor to any other or future notice or demand in similar or other circumstances.
     12.02 Applicable Law. This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and interpreted in accordance with the laws of North Carolina and applicable United States federal law. No defense given or allowed by the laws of any other state or country shall be interposed in any action, case or proceeding unless the defense is also given or allowed by the laws of the State of North Carolina.
     12.03 Amendment. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower, Guarantor or any Future Guarantor therefrom, shall be effective unless the same shall be in writing and signed by an officer of Lender, and then shall be effective only in the specified instance and for the purpose for which given.
     12.04 Documents. All documents, certificates and other items required under this Agreement to be executed and/or delivered to Lender shall be in form and content satisfactory to Lender and its counsel.
     12.05 Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement or any other Loan Document shall not affect the enforceability or validity of any other provision in this Agreement and the invalidity or unenforceability of any provision of this Agreement or any other Loan Document to any person or circumstance shall not affect the enforceability or validity of the provision as it may apply to other persons or circumstances.

     12.06 Indemnification. Borrower indemnifies and agrees to defend and hold harmless Lender and its officers, employees and agents, from and against all losses, damages, liabilities, suits, claims or demands, including reasonable attorneys’ fees incurred in investigating or defending that claim, suffered by any of them and caused by, arising out of or in any way connected with the Loan Documents or the transactions contemplated therein (unless determined by a final judgment of a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of any of the indemnified parties), including (i) disputes with any architect, general contractor, subcontractor, materialman or supplier, or on account of any act or omission to act by Lender in connection with any Project; (ii) losses, damages, expenses or liabilities sustained by Lender resulting directly from any environmental inspection, monitoring, sampling or clean up of any Project required or mandated by any applicable environmental law; (iii) claims by any tenant, contract purchaser or any other party arising under or in connection with any lease or contract for all or any portion of any Project (if the lease or contract is otherwise permitted under the Loan Documents); (iv) any untrue statement of a material fact contained in information submitted to Lender by Borrower, Guarantor or any Future Guarantor or the omission of any material fact necessary to be stated therein in order to make that statement not misleading or incomplete; (v) the failure of Borrower, Guarantor or any Future Guarantor to perform any obligations in this Agreement required to be performed by any of them; and (vi) the ownership, construction, occupancy, operation use or maintenance of any Project.
          If any action shall be brought against Lender or any of its officers, employees or agents, in respect to which indemnity may be sought against Borrower, then Lender shall notify Borrower and Borrower shall assume the defense thereof, including the employment of counsel selected by Borrower and satisfactory to Lender, the payment of all costs and expenses and the right to negotiate and consent to settlement. Lender shall have the right, at its sole option, to employ separate counsel in any action and to participate in the defense thereof.
          The provisions of this Section 12.06 shall survive the repayment or other satisfaction of the Indebtedness.
     12.07 Survivability. All covenants, agreements, representations and warranties made in this Agreement or in the other Loan Documents shall survive the making of the Facility and shall continue in full force and effect so long as the Facility is outstanding or the obligation of Lender to make any Advances shall not have expired.
     12.08 Course of Dealing. No course of dealing between Lender and Borrower, Guarantor or any Future Guarantor shall be effective to amend, modify or change any provision of this Agreement.
     12.09 Successors and Assigns. This Agreement shall be binding upon Borrower, Guarantor and each Future Guarantor and shall inure to the benefit of and shall be binding upon Lender and its successors and assigns. Lender may, without the consent of Borrower, Guarantor or any Future Guarantor or any other Person, assign, negotiate, hypothecate or grant assignments of or participations in this Agreement or in any of its rights and security under this Agreement and each of the other documents contemplated to be executed in conjunction herewith. Borrower, Guarantor and each Future Guarantor shall accord full recognition to any assignment or participation, and all rights and remedies of Lender in connection with the interest so assigned shall be as fully enforceable by the assignee. In connection with any proposed assignment or participation, Lender may disclose to the proposed assignee or participant any information that Borrower, Guarantor and each Future Guarantor is required to deliver to Lender pursuant to this Agreement. There is no third party beneficiary of this Agreement.
     12.10 Net Payments. All payments by Borrower under this Agreement and the Note shall be made without set-off or counterclaim and in amounts as may be necessary in order that all payments, after deduction or withholding for or on account of any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political subdivision or taxing authority thereof, including documentary and intangible taxes payable by Borrower (collectively, the “Taxes”), shall not be less than the amounts otherwise specified to be paid under this Agreement and the

Note. Borrower shall not be liable for the payment of any tax on or measured by net income imposed on Lender pursuant to the income tax laws of the United States or any political subdivision thereof. Borrower shall pay all Taxes prior to delinquency (and indemnify Lender against any liability therefor) and shall promptly (and in any event not later than thirty [30] days thereafter) furnish to Lender any certificates, receipts and other documents which may be required (in the judgment of Lender) to establish any tax credit to which Lender may be entitled. The obligations of Borrower under this Article 12.10 shall survive the termination of this Agreement and the repayment of the Facility.
     12.11 Further Assurances. Borrower will, at its own cost and expense, execute and deliver to Lender all further agreements, documents and instruments, and take all further actions which may be required under applicable law or which Lender may request, in order to effectuate the intent of the transactions contemplated by this Agreement and the other Loan Documents.
     12.12 Resurrection of Borrower’s Indebtedness. To the extent that Lender receives any payment on account of any of Borrower’s Indebtedness, and any of the payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or Federal law, common law or equitable cause, then, to the extent of the payment(s) received, Borrower’s Indebtedness or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if the payment(s) had not been received by Lender and applied on account of Borrower’s Indebtedness.
     12.13 Equitable Relief. Borrower recognizes that, if Borrower fails to perform, observe or discharge any of Borrower’s Obligations under this Agreement and any remedy at law may prove to be inadequate relief to Lender, then Lender shall be entitled to temporary and permanent injunctive relief in any case without the necessity of proving actual damages.
     12.14 Multiple Borrowers. If more than one Person is named as Borrower, then all obligations, representations and covenants in this Agreement and in other Loan Documents to which Borrower is a party shall be joint and several.
     12.15 Identification of Lender. No officer, director or shareholder of Lender shall incur any liability or obligation on an individual basis to Borrower and shall not be individually responsible to Borrower for the performance or non-performance of any obligations of Lender.
     12.16 Broker’s Commission. Borrower represents and warrants to Lender that it has dealt with no broker, finder or similar entity in connection herewith. Borrower agrees to indemnify, defend and hold Lender free and harmless from brokerage claims made by any person or entity, claiming through or as a result of dealings with Borrower relative to this transaction, including attorneys’ fees.
     12.17 No Usurious Amounts. Borrower does not agree and shall not be obligated to pay interest under the Note at a rate which is in excess of the maximum non-usurious rate permitted by law. If by the terms of the Note, Borrower is, at any time, required to pay interest at a rate in excess of the maximum non-usurious rate, then the rate of interest under the Note shall be deemed to be immediately reduced to the maximum non-usurious legal rate and the portion of all prior interest payments in excess of the maximum non-usurious legal rate shall be applied to and shall be deemed to have been payments in reduction of the outstanding principal balance. Borrower agrees that in determining whether or not any interest payable under the Note exceeds the highest rate permitted by law, any non-principal payment, including late charges, shall be deemed to the extent permitted by law to be an expense, fee or premium rather than interest.
     12.18 Approvals. Except as provided elsewhere in this Agreement, if this Agreement calls for the approval or consent of Lender, then the approval or consent must, if given, be in writing and may be given or withheld in the sole discretion of Lender. If at any time Borrower believes that Lender has not acted reasonably in granting or withholding any approval or consent under the Loan Documents as to which approval or consent Lender has expressly agreed to act reasonably, or absent agreement, a court of law having jurisdiction over the subject matter would require Lender to act reasonably, then Borrower’s sole remedy shall be to seek injunctive relief or specific performance and no action for monetary damages or punitive damages shall in any event or under any circumstances be maintained by Borrower against Lender.
     12.19 Documentary and Intangible Taxes. Borrower, Guarantor and any Future Guarantor shall be liable for all documentary stamp and intangible taxes (including any penalties and interest charged for the late payment of any taxes) assessed upon execution of the Note or as renewed from time to time during the term of the Facility or assessed upon execution of any Guarantees by a Future Guarantor (or assessed upon execution of any security instruments executed by a Future Guarantor securing its Guarantee).
     12.20 Confidentiality. Lender shall not disclose any Financial Reporting, Borrowing Base Certificates, Submission Packages or other financial reports, appraisals or insurance certificates or policies or any other material non-public information concerning Borrower, Guarantor or any Future Guarantor obtained by or furnished to Lender in connection with the transactions contemplated by this Agreement, to any person other than (a) Lender’s affiliates, and to Lender’s and its affiliates’ respective directors, officers, employees, agents, contractors, representatives and advisors (collectively, the “Representatives”), who shall only use this information in connection with the consummation or administration of the transactions contemplated by this Agreement or (b) any prospective assignees of the Commitment or the Facility, any prospective participant in the Facility, or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, provided that Lender shall inform the parties of the confidential nature of the information with respect to the transactions contemplated by this Agreement and direct them to treat all information in the same manner that is required of Lender in this Agreement or (c) in connection with the exercise of any remedies or in any action or proceeding relating to this Agreement or any other Loan Document. Notwithstanding the foregoing, Lender shall be permitted to disclose any information obtained by Lender: (a) which is incorporated in any Loan Documents subject to recordation and/or filing in applicable public records or is otherwise a matter of public record; (b) as shall be required by law, for instance, in the context of interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process; (c) as shall be required by any regulatory or governmental authorities; or (d) as shall be otherwise required in connection with the transactions contemplated by this Agreement.
     12.21 USA Patriot Act Notice. Lender notifies Borrower that, pursuant to the requires of the USA Patriot Act (Title III of Pub. L. 107-56 [signed into law October 26, 2003]) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.
     12.22 Counterparts; Effective Date. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of separate counterparts, no one of which need contain all of the signatures of the parties, and as many of the counterparts as shall together contain all of the signatures of the parties shall be deemed to constitute one and the same instrument. A set of the counterparts of this Agreement signed by all parties to this Agreement shall be delivered to and held by Lender. This Agreement shall become effective upon the receipt by Lender of signed counterparts of this Agreement from each of the parties hereto or telecopy confirmation of the signing of counterparts of this Agreement by each of the parties to this Agreement.
ARTICLE 13
AMBIGUITY OR CONFLICT
     If there is an ambiguity or conflict of terms between the Note, this Agreement and/or any other Loan Document, then the terms of this Agreement shall be deemed to amend and control all of the other agreements; and, to the extent that any of the agreements are silent, each shall supplement the others; but, if there is any conflict between the terms of this Agreement, the Note and/or any other Loan Document, then the terms which, in Lender’s sole discretion, grant Lender the greater protection, shall control. All other provisions of contemporaneous or previous agreements and understandings between Borrower and Lender relating to the commitment of Lender and the Note in conflict with any expressed provision hereof shall be merged into this Agreement and be extinguished and of no further force and effect.
ARTICLE 14
JURISDICTION, SERVICE OF PROCESS
     Any suit, action or proceeding against Borrower, Guarantor or any Future Guarantor directly or indirectly connected to this Agreement or any other Loan Document, or any judgment entered by any court in respect thereof, may be brought in the courts of Mecklenburg County, North Carolina or in the U.S. District Court, Middle District of North Carolina as Lender (in its sole discretion) may elect, and Borrower, Guarantor and each Future Guarantor accepts the non-exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. Service of process in any case may be had against Borrower, Guarantor and each Future Guarantor by delivery in accordance with the notice provisions in this Agreement or as otherwise permitted by law, and Borrower, Guarantor and each Future Guarantor agrees that the service shall be valid in all respects for establishing personal jurisdiction over it. Borrower, Guarantor and each Future Guarantor waive any right which it may have with respect to any litigation arising with respect to this Agreement, any Loan Document or any judgment to remove the litigation from state court to federal court or to require that the litigation take place in federal court instead of state court.
     In addition, Borrower, Guarantor and each Future Guarantor irrevocably waive, to the fullest extent permitted by law, any objection which it may now or in the future have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, the Loan Documents or any judgment entered by any court in respect of any thereof brought in Mecklenburg County, North Carolina or in the U.S. District Court, Middle District of North Carolina as selected by Lender, and further irrevocably waives any claim that any suit, action or proceeding brought in Mecklenburg County, North Carolina or in the District Court has been brought in an inconvenient forum.
ARTICLE 15
NO ORAL AGREEMENT
     THIS WRITTEN LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
ARTICLE 16
WAIVER OF JURY TRIAL
     16.01 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, BORROWER, GUARANTOR, EACH FUTURE GUARANTOR, AND LENDER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS AGREEMENT OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR

ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed under seal by their duly authorized representatives as of the date first above written.

LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

AGREED TO AND ACCEPTED BY:

BORROWER:

COMSTOCK HOMEBUILDING COMPANIES, INC.,
a Delaware corporation

By:

Name:

Title: